UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 14, 2018

PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	73-0618660 (I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 100, Houston, Texas 77046

(Address of principal executive offices) (Zip code)

(281) 406-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into Material Definitive Agreements.

On February 14, 2018, Parker Drilling Company (the “Company”) entered into the Fifth Amendment (the “Fifth Amendment”), amending the Second Amended and Restated Credit Agreement dated as of January 26, 2015 (as amended by the First Amendment, dated as of June 1, 2015, the Second Amendment, dated as of September 29, 2015, the Third Amendment, dated as of May 27, 2016, the Fourth Amendment, dated as of February 21, 2017, and the Fifth Amendment, the “Credit Agreement”) among the Company, the lenders party thereto from time to time, Bank of America N.A. as administrative agent and letter of credit issuer, and the other parties thereto.

The Fifth Amendment, among other things, modifies the credit facility to an asset-based lending structure, reduces commitments from $100 million to $80 million, eliminates the financial covenants previously in effect, adds a minimum liquidity covenant of at least $30 million (including at least $15 million of availability under the Credit Agreement) and a monthly borrowing base calculation based on eligible rental equipment and eligible domestic accounts receivable, removes the Company’s ability to make certain restricted payments, adds the ability of the Company to designate certain of its subsidiaries as “Designated Borrowers” thereunder, and permits the Company to refinance its existing unsecured senior notes with unsecured or secured debt.

The above description of the material terms and conditions of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Amendment and the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parker Drilling Company
Date:	February 15, 2018	By:	/s/ Michael W. Sumruld
Michael W. Sumruld
Senior Vice President and Chief Financial Officer